Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Zimmer Biomet Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity	Common Stock, $0.01 par value per share, to be issued pursuant to the Zimmer Biomet Holdings, Inc. Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	10,000,000	$114.47	$1,144,700,000	0.0001476	$168,957.72

Total Offering Amounts					$1,144,700,000		$168,957.72

Total Fee Offsets							–

Net Fee Due							$168,957.72

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Employee Stock Purchase Plan by reason of any stock split, stock dividend or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is calculated on the basis of $114.47, the average of the high and low price of the Registrant’s Common Stock on May 31, 2024, as reported on the New York Stock Exchange, which is within five business days prior to filing this Registration Statement.